Exhibit 107-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

ARBE ROBOTICS LTD.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, NIS 0.000216 par value	(1)	457(o)			$5,516,499.53	0.0001531	$844.58
Total Offering Amounts:							$5,516,499.53		844.58
Total Fees Previously Paid:									0.00
Total Fee Offsets:
Net Fee Due:									$844.58

Offering Note(s)

(1)	The Registrant previously registered the offering, issuance and sale of securities, including its ordinary shares, of up to $100,000,000 under the Registration Statement on Form F-3 (File No. 333-269235), which was filed by the Registrant on January 13, 2023, and declared effective on February 24, 2023 (the “Prior Registration Statement”). As of the date hereof, a balance of $27,582,497.65 of securities remains unsold under the Prior Registration Statement. In accordance with Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), an additional amount of securities having a proposed maximum aggregate offering price of $5,516,499.53 is hereby registered, representing no more than 20% of the maximum aggregate offering price of securities available for issuance under the Prior Registration Statement. Pursuant to Rule 416 under the Securities Act, this Registration Statement on Form F-3 shall also cover any additional shares of the Registrant’s ordinary shares that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the registrant’s ordinary shares.